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                                                                    EXHIBIT 10.4

LICENSE AGREEMENT

This License Agreement (this "Agreement") is effective as of February 24, 1999 ("the EFFECTIVE DATE") by and between Ixsys, Inc., a Delaware corporation, having an address at 3520 Dunhill Road, San Diego, CA 92121 ("IXSYS"), and MedImmune, Inc., a Delaware Corporation, having offices at 35 West Watkins Mill Road, Gaithersburg, MD 20878 ("MEDIMMUNE"). WHEREAS, MEDIMMUNE desires to obtain from IXSYS an exclusive worldwide right and license to certain antibodies; and WHEREAS, IXSYS desires to grant such rights on the terms and conditions of this Agreement. NOW THEREFORE in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

SECTION 1 - Definitions.

The terms used in this Agreement have the following meaning:

1.1 "AFFILIATE," as applied to a person or entity, means any other person or entity controlling or controlled by or under common control with such person or entity. The term "control" means possession of the power to direct or cause the direction of the management and policies whether through the ownership of voting securities, by contract or otherwise. The ownership of voting securities of a person, organization or entity, however, shall not, in and of itself, constitute "control" for purposes of this definition, unless said ownership is of a majority of the outstanding securities entitled to vote of such person, organization or entity. Affiliate shall also mean a limited partnership in which a subsidiary of such person, organization or entity is a general partner.

1.2 "ANTIBODY(IES)" means (1) an antibody that specifically binds to *** (including, but not limited to, chimeric antibodies, humanized antibodies, recombinant antibodies, grafted antibodies, single chain antibodies, and the like) or an antibody fragment that specifically binds to *** or (2) a polynucleotide that encodes any of the foregoing. For the avoidance of doubt, ANTIBODY includes, but is not limited to, derivatives of *** antibody, fragments thereof and modifications, variants and derivatives thereof, such as humanized, chimeric, grafted and CDR modified versions thereof and fragments of such versions, including, but not limited to, the humanized antibody referred to as VITAXIN. Notwithstanding the foregoing, ANTIBODY shall exclude the *** murine antibody produced by the cell line *** deposited with the American Type Culture Collection.

1.3 "FIRST COMMERCIAL SALE" means, in each country, (a) the first sale of a PRODUCT by MEDIMMUNE, its AFFILIATE or SUBLICENSEE following approval of its marketing by the


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appropriate governmental agency for the country in which the sale is to be made, or (b) when governmental approval is not required, the first commercial sale of a PRODUCT by MEDIMMUNE, its AFFILIATE or SUBLICENSEE in that country.

1.4 "IXSYS KNOW-HOW" means all information and data (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) that are necessary or useful for MEDIMMUNE to make, use or sell an ANTIBODY (including an ANTIBODY that constitutes a component or ingredient of a product), in each case only to the extent owned by or licensed to IXSYS or its AFFILIATES (with the right to grant sublicenses) or as to which IXSYS or its AFFILIATES otherwise has licensable rights as of the EFFECTIVE DATE or (subject to Section 1.15) thereafter during the term of this Agreement.

1.5 "IXSYS LICENSE AGREEMENTS" means the agreements listed in Appendix A.

1.6 "IXSYS PATENT(S)" means any patent or patent application (or equivalents thereof, such as extensions or other rights that give the right to exclude others such as Supplementary Protection Certificates) anywhere in the world, to the extent the claims of which would be infringed by the manufacture, use or sale of a product comprising an ANTIBODY and only to the extent that it is either owned by or licensed to IXSYS or its AFFILIATES (with the right to grant sublicenses) or as to which IXSYS or its AFFILIATES otherwise has licensable rights, in each case, as of the EFFECTIVE DATE or (subject to Section 1.15) thereafter during the term of this Agreement (including, but not limited to, those of Appendix B and those licensed under the IXSYS LICENSE AGREEMENTS).

1.7 "LICENSED TERRITORY" means all countries of the world.

1.8 "MATERIALS" means ANTIBODIES, the cell lines for producing such ANTIBODIES, the polynucleotides encoding such ANTIBODIES, and the assays, vectors and constructs for producing such ANTIBODIES, in each case only to the extent owned by or licensed to IXSYS or its AFFILIATES (with the right to grant sublicenses) or as to which IXSYS or its AFFILIATES otherwise has transferable rights, and in the possession and control of IXSYS or its AFFILIATES, as of the EFFECTIVE DATE or (subject to Section 1.15) thereafter during the term of this Agreement. For the avoidance of doubt, MATERIALS includes the existing cell line and associated vectors for producing the humanized version of *** known as VITAXIN and VITAXIN variants in the possession and control of IXSYS as of the EFFECTIVE DATE.

1.9 "NET SALES" means, with respect to any PRODUCT, the invoiced sales price of such PRODUCT sold by MEDIMMUNE, its AFFILIATES and SUBLICENSEES to independent customers who are not AFFILIATES, less (a) actual and customary credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated, rejected or returned


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PRODUCT; (b) actual freight and insurance costs incurred in transporting such
PRODUCT to such customers; (c) actual and customary cash, quantity and trade discounts; (d) sales, use, value-added and taxes or governmental charges (excluding what is commonly known as income taxes) incurred in connection with the exportation or importation of such PRODUCT; (e) the cost to MEDIMMUNE of the devices for dispensing or administering such PRODUCT as well as diluents or similar materials which accompany such PRODUCT as it is sold, and (f) a reasonable allowance for bad debt, all in accordance with Generally Accepted Accounting Principles. For purposes of determining NET SALES, a sale shall have occurred when an invoice therefor shall be generated or the PRODUCT shipped for delivery. Sales of PRODUCTS by MEDIMMUNE, an AFFILIATE or SUBLICENSEE to any AFFILIATE or SUBLICENSEE which is a reseller thereof shall be excluded, and only the subsequent sale of such PRODUCTS by AFFILIATES or SUBLICENSEES to unrelated parties shall be deemed NET SALES hereunder.

1.10 "PRODUCT" means a product comprising (i) an ANTIBODY, the manufacture, use or sale of which infringes a VALID PATENT CLAIM as to which MEDIMMUNE retains a license under this Agreement, (ii) an ANTIBODY provided and licensed to MEDIMMUNE by IXSYS under this Agreement, or (iii) an ANTIBODY which is derived from an ANTIBODY provided and licensed to MEDIMMUNE under this Agreement.

1.11 "ROYALTY PERIOD" means, with respect to each PRODUCT in each country in the LICENSED TERRITORY, (a) if the manufacture, use, offer for sale, sale or import of such PRODUCT in such country at the time of the FIRST COMMERCIAL SALE infringes a VALID PATENT CLAIM (if in an issued patent) but for the license granted by this Agreement, the royalty period continues for as long as such VALID PATENT CLAIM remains in effect and (if in an issued patent) is infringed thereby but for the license granted by this Agreement, or (b) otherwise, *** years from the date of the FIRST COMMERCIAL SALE of such PRODUCT in such country.

1.12 "SUBLICENSEE" means any AFFILIATE or THIRD PARTY that is granted a sublicense by MEDIMMUNE under the licenses and sublicenses granted by this Agreement.

1.13 "THIRD PARTY(IES)" means a person or entity other than IXSYS or MEDIMMUNE or any of their AFFILIATES.

1.14 The term "VALID PATENT CLAIM" shall mean either (a) a claim of an issued and unexpired patent included within the IXSYS PATENTS, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the IXSYS PATENTS, which claim was filed in good faith and has not been abandoned or finally


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disallowed without the possibility of appeal or refiling of such application, the subject matter of which has not been pending for more than *** years, including the pendency of any prior application.

1.15 In the event of the good faith transfer or sale of all or substantially all of IXSYS' assets (including this Agreement) to a THIRD PARTY, or in the event of the good faith merger, consolidation, or similar transaction with a THIRD PARTY, in which IXSYS is not the surviving entity, (a) the subject matter of the ANTIBODIES, IXSYS KNOW-HOW, IXSYS PATENTS and MATERIALS shall not include any antibody or fragment, data or information, patent or patent application or material of the surviving entity or the purchaser of IXSYS' assets existing prior to the effective date of such transaction or acquired or arising on or after the effective date of such transaction, if the surviving entity or the purchaser of IXSYS' assets, prior to such effective date. was working on the research, development, manufacture or commercialization of an ANTIBODY, and (b) the subject matter of IXSYS KNOW-HOW and IXSYS PATENTS shall exclude any data or information, or patent or patent application, regarding antibody production generally, of the surviving entity or the purchaser of IXSYS' assets existing prior to the effective date of such transaction or acquired or arising on or after the effective date of such transaction, if the surviving entity or the purchaser of IXSYS' assets, prior to such effective date, was in the business of commercial production of antibodies.

1.16 The use herein of the plural shall include the singular, and the use of the masculine shall include the feminine.

1.17 All dollars are United States Dollars.

SECTION 2 - Transfer of IXSYS KNOW-HOW and MATERIALS.

2.1 Within thirty (30) days of the EFFECTIVE DATE, IXSYS, at the cost and expense of IXSYS, shall transfer to MEDIMMUNE the IXSYS KNOW-HOW and MATERIALS existing as of the EFFECTIVE DATE. Promptly after the end of each calendar quarter thereafter during the term of this Agreement, IXSYS, at the cost and expense of IXSYS, shall transfer to MEDIMMUNE the IXSYS KNOW-HOW and MATERIALS not previously delivered to MEDIMMUNE.

2.2 For a period of six (6) months after the EFFECTIVE DATE, IXSYS, at the cost and expense of IXSYS, shall provide MEDIMMUNE with such technical assistance as reasonably requested by MEDIMMUNE with respect to the use of the IXSYS PATENTS, IXSYS KNOW-HOW and MATERIALS hereunder.

2.3 (a) IXSYS, at its cost and expense, shall deliver to MEDIMMUNE (i) a *** liter batch of the ANTIBODY that is a humanized form of *** antibody which humanized antibody is known as VITAXIN that is currently being produced by *** for IXSYS under Good Manufacturing Practices with delivery expected in ***, and
(ii)


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the associated documentation delivered by *** to IXSYS in connection therewith that is required for use in human clinical testing and commercial development and manufacturing of such produced VITAXIN.

(b) In the event that IXSYS does not deliver VITAXIN in accordance with Section 2.3(a), then MEDIMMUNE shall have the right to deduct from any and all payments due and payable to IXSYS under this Agreement an amount equal to ***.

2.4 IXSYS shall have the right to publish IXSYS' KNOW-HOW; provided, however, that IXSYS shall provide MEDIMMUNE the opportunity to review any proposed manuscripts or any other proposed disclosure describing such work sixty (60) days prior to their submission for publication or other proposed disclosure. MEDIMMUNE and IXSYS shall discuss whether or not such publication or disclosure should occur and it is expressly understood that MEDIMMUNE shall have the sole right to make a final determination as to whether or not such publication or disclosure shall occur provided that such determination is not unreasonable. It shall not be unreasonable to deny publication on the basis that the information proposed to be published is not generally available to the public and may aid a competitor in developing a competitive product.

SECTION 3 - License Grants.

3.1 (a) IXSYS hereby grants to MEDIMMUNE and MEDIMMUNE hereby accepts from IXSYS a sole and exclusive right and license (or sublicense, as applicable) for the LICENSED TERRITORY (i) under and to IXSYS PATENTS and IXSYS KNOW-HOW to research, develop, make, have made, use, import, export and sell, offer to sell or have sold PRODUCTS and (ii) to make, have made and use the MATERIALS for all of the purposes of 3.1(a)(i). Notwithstanding anything to the contrary in this Agreement, the rights and licenses granted to MEDIMMUNE under this Agreement exclude any right or license (express or implied) under any IXSYS patent rights or know-how regarding the generation, discovery or modification of antibody libraries, antibodies or fragments thereof, generally.

(b) To the extent that the rights and licenses granted to MEDIMMUNE under
Section 3.1(a) is a sublicense under an IXSYS LICENSE AGREEMENT, the rights, and licenses granted to MEDIMMUNE under such sublicense are limited to the extent that IXSYS is licensed under the IXSYS LICENSE AGREEMENT and such sublicense is subject to the terms, conditions and restrictions of the IXSYS LICENSE AGREEMENT that are applicable to a sublicense thereunder. MEDIMMUNE shall not take or omit to take any action the effect of which would cause IXSYS to be in breach of IXSYS' obligations under the IXSYS LICENSE AGREEMENTS (without regard to any applicable cure or notice requirements thereof).

3.2 MEDIMMUNE shall have the right to grant sublicenses under


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the licenses and sublicenses granted under Section 3.1 to its AFFILIATES and
THIRD PARTIES (with the right to grant further sublicenses, subject to any terms, conditions and restrictions on further sublicensing under IXSYS LICENSE AGREEMENTS). MEDIMMUNE shall deliver to IXSYS a copy of each such sublicense promptly after execution of the same. Each such sublicense shall be subject to the terms and conditions of this Agreement.

3.3 The licenses granted hereunder include the right of MEDIMMUNE, its AFFILIATES and SUBLICENSEES to grant to the purchaser thereof the right to use and/or resell a purchased PRODUCT for which a royalty has been paid hereunder on NET SALES of such PRODUCT (determined in accordance with Section 1.9), without payment of any further royalty to IXSYS.

3.4 The provisions of Section 11.3(b) set forth MEDIMMUNE's only diligence obligations to IXSYS with respect to research, development and commercialization of PRODUCT, and the sole and exclusive remedy for failure to meet such obligations.

3.5 IXSYS acknowledges that MEDIMMUNE is in the business of developing, manufacturing and selling of medical processes and products and that nothing in this Agreement shall be construed as restricting such business or imposing on MEDIMMUNE the duty to market, and/or sell and exploit PRODUCT for which royalties are due hereunder to the exclusion of or in preference to any other product or process.

3.6 Subject to Section 11.3(b), MEDIMMUNE shall have sole discretion for making all decisions relating to the commercialization and marketing of PRODUCT.

3.7 Except as otherwise expressly provided in this Agreement, or the parties otherwise expressly agree in writing, neither party shall obtain any right or license in any patent rights, know-how, materials or technology of the other party (by implication, estoppel or otherwise) for any purpose.

3.8 IXSYS shall in good faith request that its licensor under each IXSYS LICENSE AGREEMENT provide the consent of Appendix C.

SECTION 4 - Confidentiality.

4.1 During the term of this Agreement, IXSYS agrees not to provide or disclose to a THIRD PARTY any MATERIALS without the written permission of MEDIMMUNE.

4.2 After the date of this Agreement, subject to Section 2.4, IXSYS agrees not to disclose to a THIRD PARTY any IXSYS KNOW-HOW without the written permission of MEDIMMUNE.

4.3 During the term of this Agreement, it is contemplated that each party will disclose to the other party confidential information which is owned or controlled by the party providing such information or which that party is obligated to maintain in confidence and which is designated by the party providing such information as confidential ("Confidential Information"). Each party shall have the right to refuse to accept the other party's Confidential Information. Each party agrees to retain the other

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party's Confidential Information in confidence, to limit disclosure of any such
Confidential Information to its officers, directors, employees, consultants, sublicensees and permitted assigns on a need to know basis. Each party agrees to use the other party's Confidential Information only as permitted by this Agreement, and not to disclose any such Confidential Information to any other person or entity without the prior written consent of the party providing such Confidential Information. For the avoidance of doubt, IXSYS KNOW-HOW and MATERIALS will be Confidential Information of IXSYS.

4.4 The obligations of confidentiality and non-use of Sections

4.2 and 4.3 will not apply to:

        (a) Confidential Information generally known to the public prior to its disclosure hereunder; or

        (b) Confidential Information that subsequently becomes known to the public by some means other than a breach of this Agreement;

        (c) Confidential Information that is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; or

        (d) is approved for release by the parties.

4.5 Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary in connection with such party's activities expressly permitted by this Agreement and ordinary and customary business operations, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation, change in control or similar transaction by such party, or (iii) the transfer or sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement the parties have agreed upon the substance of information that may be used to describe the terms and conditions of this transaction, and each party may disclose such information, as modified by mutual written agreement of the parties, without the consent of the other party.

4.6 The obligations of this Section 4 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or bona fide legal process, provided that the party required to make the disclosure takes reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable prior notice to the other party.

4.7 Notwithstanding the foregoing, MEDIMMUNE shall have the right to disclose Confidential Information of IXSYS to a THIRD PARTY with whom MEDIMMUNE has or proposes to enter into a business relationship and who undertakes an obligation of confidentiality and non-use with respect to such information, at

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least as restrictive as the obligation under this Section 4.

4.8 The parties' obligations under this Section 4 shall terminate five (5) years after the expiration or termination of this Agreement.

SECTION 5 - Patents.

5.1 IXSYS (or its licensor) shall file, prosecute and maintain IXSYS PATENTS through patent counsel selected by IXSYS (or its licensor). IXSYS shall consult with and keep MEDIMMUNE advised with respect thereto. MEDIMMUNE shall pay all reasonable out-of-pocket costs (including reasonable attorneys' fees and costs) incurred in connection therewith by IXSYS after the EFFECTIVE DATE.

5.2 With respect to any IXSYS PATENTS, each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination or extension of any patent issuing from such application shall be provided to MEDIMMUNE sufficiently prior to the filing of such application, response or request to allow for review and comment by MEDIMMUNE. IXSYS agrees to consider such comments and follow reasonable comments unless IXSYS believes that such comments are adverse to the interests of IXSYS.

5.3 IXSYS shall not allow any IXSYS PATENTS licensed to MEDIMMUNE to lapse or be surrendered, or abandoned without the written consent of MEDIMMUNE (other than those that are abandoned in the ordinary course of prosecution in connection with the filing of a continuation or continuation in part application therefor).

5.4 The obligations of IXSYS under Sections 5.1 - 5.3 with respect to IXSYS PATENTS that are sublicensed to MEDIMMUNE shall only be to the extent that it is permitted under the IXSYS LICENSE AGREEMENTS.

SECTION 6 - Royalties.

6.1 Subject to Sections 6.1, 6.2, 6.3, 6.4 and 6.12(e), during the ROYALTY PERIOD, MEDIMMUNE shall pay royalties to IXSYS for PRODUCTS as follows:

(a) *** of that portion of NET SALES of PRODUCTS in a calendar year up to ***;

(b) *** of that portion of NET SALES of PRODUCTS in a calendar year in excess of *** up to ***;

(c) *** of that portion of NET SALES of PRODUCTS in a calendar year that exceeds
***.

(d) For a PRODUCT for which the ROYALTY PERIOD is *** years under Section 1.11 , the royalty rate under Section 6.1(a), (b) and (c), after taking into account any applicable increase or decrease, shall be reduced in each case by


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 *** in any country in which one or more THIRD PARTIES is selling ANTIBODY
(other than ANTIBODY intended for research use only), and the aggregate dollar volume of the sales of ANTIBODY by such THIRD PARTIES equals or exceeds *** of the aggregate market for ANTIBODY and all other products labeled for the same use in such country. Any dispute regarding the appropriate market for purposes of such determination shall be submitted to binding arbitration under Section 13.2.

(e) The cumulative NET SALES for a calendar year shall be calculated based on worldwide NET SALES.

6.2 In the event that a PRODUCT is sold in combination with a therapeutically active component that is not a PRODUCT (such combination being a "Combination Product"), then NET SALES of such Combination Product upon which a royalty is paid shall be subject to the following adjustment. If the PRODUCT and the other therapeutically active component are sold separately in a country, then NET SALES of such Combination Product in such country upon which a royalty is paid shall be multiplied by the fraction A/A+B, where A equals the average sales price of such PRODUCT sold separately in such country, and B equals the average sales price of the other therapeutically active component sold separately in such country. Otherwise, the parties shall enter into good faith negotiations and attempt to reach mutual agreement to determine an appropriate adjustment to the NET SALES of such Combination Product in a country to reflect the relative contributions of the PRODUCT and the other therapeutically active component to the value of the Combination Product in such country. If such mutual agreement is not reached within ninety (90) days after commencement of such negotiations, then the determination shall be submitted to binding arbitration under Section 13.2.

6.3 With respect to any PRODUCT for which the cumulative royalty rate owed by MEDIMMUNE to a THIRD PARTY(IES) based on sales in any country, including the royalty rates under the IXSYS LICENSE AGREEMENTS, exceeds ***, the royalty rate under Sections 6.1(b) and (c) for such PRODUCT in such country shall be reduced by *** of such excess, but in no event shall any of such royalty rates for such PRODUCT in such country be reduced to less than ***.

6.4 With respect to any PRODUCT for which the cumulative royalty rate owed by MEDIMMUNE to a THIRD PARTY(IES) based on sales in any country, including the royalty rates under the IXSYS LICENSE AGREEMENTS, is less than ***, the royalty rate under Sections 6.1(a), (b) and (c) for such PRODUCT in such country shall be increased by *** of such deficiency but in no event shall such royalty rates for such PRODUCT in such country be increased by more than ***.


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6.5 MEDIMMUNE additionally shall pay to IXSYS all royalties and other amounts owed by IXSYS under the IXSYS LICENSE AGREEMENTS that are based on development milestones, sales or manufacturing of PRODUCT by MEDIMMUNE, its AFFILIATES and SUBLICENSEES. IXSYS shall timely remit such amounts to the applicable THIRD PARTY. All other payments due under IXSYS LICENSE AGREEMENTS shall be paid by IXSYS.

6.6 MEDIMMUNE shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES to keep, full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable to IXSYS. Such books of account, together with all necessary supporting data, shall be kept at their principal place of business, and for the three (3) years next following the end of the calendar year to which each pertains, shall be open for inspection by an independent certified accountant selected by IXSYS and reasonably acceptable to MEDIMMUNE upon reasonable notice during normal business hours at IXSYS' expense for the sole purpose of verifying royalty statements or compliance with this Agreement, but in no event more than once in each calendar year. All information and data offered shall be used only for the purpose of verifying royalties and shall be treated as MEDIMMUNE Confidential Information subject to the obligations of this Agreement.

6.7 With each quarterly payment, MEDIMMUNE shall deliver to IXSYS a full and accurate accounting of the calculation of the royalties owing hereunder to include at least the following information:

(a) Quantity of each PRODUCT subject to royalty sold (by country) by MEDIMMUNE, its AFFILIATES and SUBLICENSEES;

(b) NET SALES for each PRODUCT (by country);

(c) The calculation of the gross royalties (before deductions) for each PRODUCT (by country) and any deductions, offsets and credits therefrom; and

(d) Total royalties payable to IXSYS for each PRODUCT (by country) and the total royalties payable to IXSYS for all PRODUCTS (for all countries).

6.8 In each year the amount of royalty due shall be calculated quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an "ACCOUNTING PERIOD") and shall be paid quarterly within the sixty (60) days next following such date. Every such payment shall be supported by the accounting prescribed in Section 6.7 and shall be made in United States currency. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be at the average of the rate of exchange (local currency per US$1) published in the Western Edition of The Wall Street Journal under the caption "Currency Trading" for the last business day of each month during the applicable ACCOUNTING PERIOD.

6.9 If the transfer of or the conversion into United States

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Dollar equivalent of any remittance due hereunder is not lawful or possible in any country, such remittance shall be made by the deposit thereof in the currency of the country to the credit and account of IXSYS or its nominee in any commercial bank or trust company located in that country, prompt notice of which shall be given to IXSYS. IXSYS shall be advised in writing in advance by MEDIMMUNE and provide to MEDIMMUNE a nominee, if so desired.

6.10 Any tax required to be withheld by MEDIMMUNE under the laws of any foreign country for the account of IXSYS shall be promptly paid by MEDIMMUNE for and on behalf of IXSYS to the appropriate governmental authority, and MEDIMMUNE shall furnish IXSYS with proof of payment of such tax. Any such tax actually paid on IXSYS' behalf shall be deducted from royalty payments due IXSYS.

6.11 Only one royalty shall be due and payable under each of the applicable subsections under this Section 6 for the manufacture, use and sale of a PRODUCT irrespective of the number of patents or claims thereof which cover the manufacture, use and sale of such PRODUCT.

6.12 (a) MEDIMMUNE shall pay to IXSYS the following milestone payments upon the occurrence of the following events with respect to a PRODUCT and all or a portion of such milestone payment may be made by the purchase of common stock of IXSYS in accordance with Section 6.12(d):

A.      PRODUCT for *** indication

EVENT                                                                 PAYMENT

(1)     Initiate Phase II Clinical Trial                              ***

(2)     Initiate a Phase III Clinical Trial                           ***

(3)     Submission of a Biologics License Application in the
        United States or an equivalent for Europe (or any
        country in Europe) or Japan                                   ***

(4)     Approval of a Biologics License Application in the
        United States                                                 ***

(5)     Approval to sell in Europe (or any country in Europe)
        including pricing approvals                                   ***

(6)     Approval to sell in Japan including pricing approvals         ***

B. PRODUCT for an indication other than *** indication.

EVENT                                                                 PAYMENT

(1)     Initiate Phase II Clinical Trial                              ***

(2)     Initiate a Phase III Clinical Trial                           ***

(3)     Submission of a Biologics License Application


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        in the United States or an equivalent for Europe
        (or any country in Europe) or Japan                           ***

(4)     Approval of a Biologics License Application in the
        United States                                                 ***

(5)     Approval to sell in Europe (or any country in Europe)
        including pricing approvals                                   ***

(6)     Approval to sell in Japan including pricing approvals         ***

C.      Sales Milestones

EVENT                                                                 PAYMENT

(1)     Cumulative NET SALES of PRODUCTS in a calendar year
        exceeds ***                                                   ***

(2)     Cumulative NET SALES of PRODUCTS in a calendar year
        exceeds ***                                                   ***

(b) Each of the *** milestones shall be paid *** whereby the total milestone payment for all PRODUCTS is: (i) *** under Section 6.12(a) A ; (ii) *** under
Section 6.12(a) B ; and (iii) *** under Section 6.12(a) C.

(c) The milestone payments under Section 6.12(a) are due and payable sixty (60) days after the applicable milestone occurs.

(d) At its option, MEDIMMUNE may make the milestone payment due under Section 6.12(a) in the form of a purchase of common stock of IXSYS on the date the applicable milestone payment is due in a dollar amount equal to the applicable milestone payment that is due at a price per share equal to *** per share if the milestone occurs prior to the first anniversary of the EFFECTIVE DATE, and thereafter at a price per share equal to the greater of (i) *** per share (which *** per share price shall be adjusted for stock splits that occur after the EFFECTIVE DATE), or (ii)(A) *** prior to the date the applicable milestone is achieved, or (B) if such shares are not traded on a stock exchange , *** of the most recent share price in a good faith, arm's length sale of equity securities of IXSYS to any THIRD PARTY (independent of an overall transaction that includes a transfer of technology or marketing rights and independent of a sale to employees of IXSYS pursuant to a stock plan) or to MEDIMMUNE. Any such purchase of IXSYS common stock shall be made pursuant to a stock purchase agreement


*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION substantially in the form of the stock purchase agreement described in Section
6.13. In no event shall MEDIMMUNE have the right to purchase a number of shares by which MEDIMMUNE and its AFFILIATES, in the aggregate, will own more than *** of the total outstanding shares of IXSYS, at the time, on a fully diluted basis. MEDIMMUNE will not have the right to make the milestone payment in the form of a purchase of common stock of IXSYS under this Section 6.12(d) if (i) at least *** of the total outstanding shares of IXSYS, on a fully diluted basis, is owned by a single person or entity, (ii) there has been a good faith merger, consolidation or similar transaction with a THIRD PARTY in which IXSYS is not the surviving entity, or (iii) there has been the good faith sale of all or substantially all of IXSYS' assets (including this Agreement) to a THIRD PARTY.

(e) *** of all milestone payments paid in cash under Section 6.12(a) and *** of all milestone payments made by the purchase of common stock of IXSYS under
Section 6.12(d), are creditable against up to *** of each royalty payment that is to be made pursuant to Section 6.1 until the full amount of such credit has been taken.

6.13 At the option of IXSYS, this Agreement shall terminate and be void ab initio if, by the end of the second business day after the EFFECTIVE DATE, MEDIMMUNE shall not have purchased common stock of IXSYS in a cumulative dollar amount equal to *** at a price per share of *** pursuant to a stock purchase agreement dated as of the EFFECTIVE DATE between the parties.

SECTION 7 - Infringement.

7.1 (a) If any of the IXSYS PATENTS under which MEDIMMUNE is licensed hereunder is infringed by the sale by a THIRD PARTY of a PRODUCT, subject to the provisions of the IXSYS LICENSE AGREEMENTS, MEDIMMUNE shall have the right and option but not the obligation to bring an action for such infringement, at its sole expense, against such THIRD PARTY in the name of IXSYS and/or in the name of MEDIMMUNE and/or in the name of a licensor of IXSYS, as the case may be, and to join IXSYS or its licensor as a party plaintiff if required. MEDIMMUNE shall promptly notify IXSYS of any such infringement and shall keep IXSYS informed as to the prosecution of any action for such infringement. No settlement, consent judgment or other voluntary final disposition of the suit which adversely affects IXSYS PATENTS may be entered into without the consent of IXSYS, which consent shall not unreasonably be withheld.

(b) In the event that MEDIMMUNE shall undertake the enforcement under Section 7.1(a) of the IXSYS PATENTS by litigation, subject to the provisions of the IXSYS LICENSE AGREEMENTS, any recovery


*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

of damages by MEDIMMUNE for any such suit shall be applied first pro rata in satisfaction of any unreimbursed out of pocket expenses and legal fees of MEDIMMUNE regarding such suit. The balance remaining from any such recovery shall be divided between MEDIMMUNE and IXSYS, as follows (i) for that portion, if any, based on lost profits, IXSYS shall recover the royalty IXSYS would have received under this Agreement if such sales had been made by MEDIMMUNE; and (ii) for any other recovery, IXSYS shall receive *** of the remaining amount.

7.2 In the event that MEDIMMUNE elects not to pursue an action for infringement, upon written notice to IXSYS by MEDIMMUNE that an unlicensed THIRD PARTY is an infringer of a VALID PATENT CLAIM of IXSYS PATENTS licensed to MEDIMMUNE, IXSYS shall have the right and option, but not the obligation at its cost and expense to initiate infringement litigation and to retain any recovered damages.

7.3 In any infringement suit either party may institute to enforce the IXSYS PATENTS pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, reasonably cooperate and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with rendering cooperation requested hereunder shall be paid by the party requesting cooperation.

SECTION 8 - Warranties.

8.1 Each of IXSYS and MEDIMMUNE warrants and represents to the other that:

(a) it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

(b) it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

(c) this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms.

        8.2 IXSYS represents and warrants to MEDIMMUNE that:

            (a) it has not previously granted and, prior to expiration or termination of this Agreement, will not grant any rights in the IXSYS PATENTS or IXSYS KNOW-HOW that conflict with the rights and licenses granted to MEDIMMUNE herein;

            (b) IXSYS has provided to MEDIMMUNE a true, complete and correct copy of the IXSYS LICENSE AGREEMENTS (including any amendments thereto), IXSYS has performed all obligations under such agreements to enable IXSYS to grant the license granted to MEDIMMUNE hereunder, and there are no other requirements necessary for IXSYS to grant such license. IXSYS has neither


*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

received nor delivered any written notice of default under the IXSYS LICENSE AGREEMENTS. IXSYS hereby covenants and agrees that (i) it shall not consent to any amendment or modification or termination of the IXSYS LICENSE AGREEMENTS without the prior written consent of MEDIMMUNE; (ii) shall keep the IXSYS LICENSE AGREEMENTS in full force and effect during the respective terms thereof;
(iii) shall not assign IXSYS LICENSE AGREEMENTS without the written consent of MEDIMMUNE (which consent shall not be unreasonably withheld), except that such consent shall not be required for assignment in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction, (x) provided that such assignment is subject to this Agreement and (y) such assignment does not adversely affect the IXSYS LICENSE AGREEMENTS or IXSYS rights thereunder; (iv) MEDIMMUNE will be promptly advised of any notice that IXSYS has breached or that an IXSYS LICENSE AGREEMENT will be terminated, and to the extent permitted under the IXSYS LICENSE AGREEMENTS, MEDIMMUNE shall have the right but not the obligation to cure any such breach; and (v) prior to the EFFECTIVE DATE, IXSYS has provided to MEDIMMUNE all information and data in its possession and control regarding the safety and efficacy of the ANTIBODY known as VITAXIN.

            (c) The IXSYS PATENTS that exist as of the Effective Date are listed in Appendix B. IXSYS has neither received nor delivered any written claim, nor has actual knowledge of any claim, asserting the invalidity, unenforceability or misuse of the IXSYS PATENTS.

        8.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTIONS 8.1 and 8.2, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENT RIGHTS ISSUED OR PENDING.

        SECTION 9 - Indemnification.

        9.1 MEDIMMUNE agrees to indemnify and hold harmless IXSYS, its directors, officers, employees and agents (collectively, the "Indemnitees") from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any third party arising from (a) the research, development, manufacture, use or sale of ANTIBODIES or PRODUCTS by MEDIMMUNE, its AFFILIATES or SUBLICENSEES, (b) the use of PRODUCTS by any purchasers thereof, (c) the use by MEDIMMUNE, its AFFILIATES or SUBLICENSEES of the IXSYS PATENTS, IXSYS KNOW-HOW or MATERIALS, or (d) any act or omission by MEDIMMUNE, its AFFILIATES OR SUBLICENSEES the effect of which would cause IXSYS to be in breach of its obligations under the IXSYS LICENSE AGREEMENTS (without regard to any applicable cure or notice requirements thereof).

        9.2 If any such claims or actions are made, IXSYS shall be defended at MEDIMMUNE's sole expense by counsel selected by MEDIMMUNE and reasonably acceptable to IXSYS provided that IXSYS may, at its own expense, also be represented by counsel of its own choosing.

        9.3 MEDIMMUNE's indemnification under Section 9.1 shall not apply to the extent any loss, liability, damage or expense is attributable to the gross negligence or intentional misconduct of the Indemnitees.

        9.4 MEDIMMUNE may not settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment in any such action or other proceeding that diminishes the rights or interests of the Indemnitees without the express written consent of the Indemnitees.

        9.5 IXSYS shall notify MEDIMMUNE promptly of any claim, demand, action or other proceeding under Section 9.1 and shall reasonably cooperate with all reasonable requests of MEDIMMUNE with respect thereto.

        SECTION 10 - Assignment; Successors.

        10.1 This Agreement shall not be assigned or otherwise transferred (in whole or in part, whether voluntarily, by operation of law or otherwise) by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder to an AFFILIATE or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction, provided that such assignment by IXSYS does not cause the termination of the rights and licenses granted to MEDIMMUNE under this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 10.1 shall be void.

        10.2 Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of MEDIMMUNE and IXSYS.

        SECTION 11 - Term and Termination.

        11.1 Except as otherwise specifically provided herein and unless sooner terminated pursuant to Section 11.2 or 11.3 of this Agreement, this Agreement and the licenses and rights granted thereunder shall remain in full force and effect until MEDIMMUNE has no further royalty obligation hereunder, at which time MEDIMMUNE shall have a fully paid-up, non-cancelable, nonexclusive license
(i) under the IXSYS KNOW-HOW to research, develop, make, have made, use, import, export and sell, offer to sell or have sold PRODUCTS and (ii) to make, have made and use the MATERIALS for all of the purposes of Section 11.1(i).

        11.2 MEDIMMUNE shall have the right to terminate this Agreement upon ninety (90) days prior written notice to IXSYS.

        11.3 (a) In addition to the right to terminate under Section 11.3(b), IXSYS shall have the right to terminate this Agreement if and only if MEDIMMUNE breaches its obligations under Section 6 or 9. If such a breach shall occur, IXSYS shall provide MEDIMMUNE with written notice of such breach and if such breach is not cured within thirty (30) days after such written notice, IXSYS may terminate this Agreement by written notice to MEDIMMUNE, provided such written notice is given within thirty (30) days after the expiration of such initial thirty (30) day period.

            (b) If, in any calendar year, MEDIMMUNE (or its agent) has not performed one of the following with respect to a PRODUCT selected by MEDIMMUNE:

                (i) expended *** in the calendar year for research and/or development and/or production which in good faith is directed to a PRODUCT;

                (ii) engaged in good faith in a Phase I trial with respect to a PRODUCT;

                (iii) engaged in good faith in a Phase II trial with respect to a PRODUCT;

                (iv) engaged in good faith in a Phase III trial with respect to a PRODUCT;

                (v) good faith preparation and/or good faith review of documents for filing a Biologics License Application (or its equivalent) in the United States, Europe or Japan with respect to a PRODUCT;

                (vi) good faith review and/or good faith analysis of clinical protocols and/or data with respect to a PRODUCT including but not limited to investigating a serious adverse event in a clinical trial;

                (vii) engaged in good faith in the manufacturing of GMP ANTIBODY for use in human clinical trials in the United States, Europe or Japan, provided however that MEDIMMUNE shall in good faith commence such human clinical trials of such ANTIBODY within twelve (12) months after commencement of such manufacturing.

                (viii) a Biologics License Application (or its equivalent) is on file in the United States, Europe or Japan for a PRODUCT;

                (ix) a Biologics License Application (or its equivalent) has been approved for a PRODUCT in the United States, Japan or Europe.

            then in such event, as IXSYS' sole and exclusive remedy, within sixty (60) days after the end of such calendar year, IXSYS shall have the right to send a written notice to MEDIMMUNE that this Agreement shall be terminated, and if within sixty (60) days after MEDIMMUNE receives such written notice


*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION

MEDIMMUNE has not cured such failure, this Agreement shall be terminated.

            (c) If MEDIMMUNE receives a notice of termination under Section 11.3(a) or 11.3(b), MEDIMMUNE shall have the right to contest such termination by requesting arbitration under Section 13.2, and if MEDIMMUNE requests such arbitration, this Agreement shall be terminated only if in such arbitration there is a final determination that IXSYS has the right to terminate this Agreement, as provided in this Section 11.3.

        11.4 Upon any termination of this Agreement, MEDIMMUNE, at its option, shall be entitled to sell any completed inventory of PRODUCT which remains on hand as of the date of the termination, so long as MEDIMMUNE pays to IXSYS the royalties applicable to said subsequent sales in accordance with the same terms and conditions as set forth in this Agreement.

        11.5 In the event that this Agreement is terminated under Section 11.2 or under Section 11.3 :

            (a) MEDIMMUNE shall take all actions necessary to assign and deliver to IXSYS all remaining quantities of all ANTIBODIES and PRODUCTS developed by or on behalf of MEDIMMUNE under this Agreement, all clinical and preclinical data and information regarding such ANTIBODIES and PRODUCTS, and all registrations and regulatory filings regarding such ANTIBODIES and PRODUCTS that exist as of the time of termination, in each case to the extent that MEDIMMUNE has transferable rights thereto.

            (b) IXSYS shall agree to pay a reasonable royalty to MEDIMMUNE to compensate MEDIMMUNE for the relative value of its contributions to ANTIBODIES and PRODUCT. The parties shall enter into good faith negotiations and attempt to reach mutual agreement to determine such a reasonable royalty. If such mutual agreement is not reached within ninety (90) days after commencement of such negotiations, then the determination shall be submitted to binding arbitration under Section 13.2.

            (c) Any sublicense granted under this Agreement shall remain in full force and effect as a direct license between IXSYS and the SUBLICENSEE under the terms and conditions of the sublicense agreement, subject to the SUBLICENSEE agreeing to be bound to IXSYS under such terms and conditions within thirty (30) days after IXSYS provides written notice to the SUBLICENSEE of the termination of this Agreement. At the request of MEDIMMUNE, IXSYS will acknowledge to a SUBLICENSEE IXSYS' obligations to the SUBLICENSEE under this paragraph.

        11.6 The provisions of Sections 4, 9, 11.1, 11.4, 11.5 and 11.6 shall survive any expiration or termination of this Agreement.

        11.7 Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such expiration or termination.

        11.8 All rights and licensing granted under or pursuant to this Agreement by IXSYS to MEDIMMUNE are, and shall irrevocably be deemed to be, "intellectual property" as defined in Section 101(56) of the Bankruptcy Code. In the event of the commencement of a case by or against either party under any Chapter of the Bankruptcy Code, this Agreement shall be deemed an executory contract and all rights and obligations hereunder shall be determined in accordance with Section 365(n) thereof. Unless a party rejects this Agreement and the other party decides not to retain its rights hereunder, the other party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all intellectual property and all embodiments of such intellectual property held by the party and the party shall not interfere with the rights of the other party, which are expressly granted hereunder, to such intellectual property and all embodiments of such intellectual property from another entity. Further, this Agreement shall be deemed, upon presentation to another entity, to be the same as an express instruction by the party to such other entity to provide such intellectual property and all embodiments of such intellectual property directly to the other party. Without limiting the foregoing provisions in this paragraph, the other party shall be entitled to all post-bankruptcy-petition improvements, updates, or developments of intellectual property created hereunder. If such intellectual property is not fully developed as of the commencement of any bankruptcy case, the other party shall have the right to complete development of the property.

            SECTION 12 - Force Majeure.

        12.1 No failure or omission by the parties hereto in the performance of any obligation of this Agreement (other than an obligation for the payment of money) shall be a breach of this Agreement, nor shall it create any liability, if the same shall arise from any cause or causes beyond the reasonable control of the affected party, including, but not limited to, the following, which for purposes of this Agreement shall be regarded as beyond the control of the party in question: acts of God; acts or omissions of any government; any rules, regulations, or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strikes; and lockouts or the like; provided that the party so affected shall use its commercially reasonable efforts to avoid or remove such causes or nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

        SECTION 13 - General Provisions.

        13.1 The relationship between IXSYS and MEDIMMUNE is that of independent contractors. IXSYS and MEDIMMUNE are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. IXSYS shall have no power to bind or obligate MEDIMMUNE in any manner. Likewise, MEDIMMUNE shall have no power to bind or obligate IXSYS in any manner.

        13.2 Any matter or disagreement under Section 6.1(d), 6.2, 11.3(c) or 11.5(b), which this Agreement specifies is to be resolved by arbitration shall be submitted to a mutually selected single arbitrator to so decide any such matter or disagreement. The arbitrator shall conduct the arbitration in accordance with the Rules of the American Arbitration Association, unless the parties agree otherwise. If the parties are unable to mutually select an arbitrator, the arbitrator shall be selected in accordance with the procedures of the American Arbitration Association. The decision and award rendered by the arbitrator shall be final and binding. Judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration pursuant to this section shall be held in San Diego, California or such other place as may be mutually agreed upon in writing by the parties. The prevailing party in any such arbitration shall be entitled to recover from the other party all reasonable attorneys' fees and costs incurred by the prevailing party in connection therewith.

        13.3 This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and supersedes all prior agreements in this respect. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

        13.4 This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the conflicts of law principles thereof.

        13.5 The headings in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

        13.6 Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

        13.7 Any notices given pursuant to this Agreement shall be in writing, delivered by any means, addressed to the other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addresser and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

        To MEDIMMUNE:        MedImmune, Inc.
                             35 West Watkins Mill Road
                             Gaithersburg, MD 20878

        Copy to:             Carella, Byrne, Bain, Gilfillan,
                             Cecchi, Stewart & Olstein
                             6 Becker Farm Road
                             Roseland, New Jersey 07068
                             Fax No. (973) 994-1744
                             Attn: Elliot M. Olstein, Esq.

        To IXSYS:            Ixsys, Inc.
                             3520 Dunhill Road
                             San Diego, CA  92121
                             Attention:  President

        Copy to:             Pillsbury Madison & Sutro LLP
                             235 Montgomery Street, 16th Floor
                             San Francisco, California 94104
                             Attention: Thomas E. Sparks, Jr.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


IXSYS, INC.                                            MEDIMMUNE, INC.


By: /s/ Janine M. Taylor                           By:  /s/ David M. Mott

Name: Janine M. Taylor                             Name: David M. Mott

Title: President & Chief Operating                 Title: Vice Chairman &
Officer                                            Chief Financial Officer


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